Exhibit 99.4

DATED:	29 JANUARY 2019

(1) MIDATECH PHARMA PLC

(2) CERTAIN CMS CONCERT PARTY MEMBERS

and

(3) PANMURE GORDON (UK) LIMITED

RELATIONSHIP AGREEMENT

A Limited Liability Partnership

8 Clifford Street

London, W1S 2LQ

United Kingdom

+44-20-7851-6000

Fax: +44-20-7851-6100

Table of Contents

1	Interpretation	1
2	Conditionality and duration	4
3	CMS Concert Party obligations	5
4	Appointment of the A&B (HK) Director	8
5	Warranty	10
6	Confidentiality	10
7	Waiver and Amendment	11
8	General	12
9	Counterparts	14
10	Law and Jurisdiction	15
SCHEDULE The CMS Concert party members		16

THIS AGREEMENT is dated 29 January 2019

BETWEEN:

(1)	MIDATECH PHARMA PLC, incorporated and registered in England and Wales with company number 09216368, whose registered office is at 65 Innovation Drive, Milton Park, Milton, Abingdon, Oxfordshire, OX14 4RQ (the “Company”);

(2)	The persons listed against numbers 1, 2 and 4 in the Schedule to this Agreement, each a “Contracting CMS Concert Party Member” and, together, the “Contracting CMS Concert Party”; and

(3)	PANMURE GORDON (UK) LIMITED, incorporated and registered in England and Wales (Registered No. O4915201), whose registered office is at One New Charge, London EC4M 9AF (“Panmure Gordon”).

BACKGROUND:

(A)	The Company intends to undertake a capital raising by way of issuing securities in the Company (the “Units”), with each Unit consisting of one Ordinary Share and one warrant to subscribe for one Ordinary Share pursuant to (i) a subscription for Units by CMS and A&B (HK) Company Ltd; (ii) a placing of Units to certain placees; and (iii) an open offer pursuant to which qualifying shareholders of the Company may apply for Units (together, the “Capital Raising“).

(B)	In the absence of any other equity raised in the placing and open offer to be undertaken by the Company, the CMS Concert Party (as defined below) is expected to hold approximately 77.3% of the enlarged issued share capital of the Company.

(C)	The parties have agreed to enter into this Agreement for the purpose of documenting and regulating the terms of the relationship between the Company and CMS Concert Party and its Associated Undertakings and ensuring that the Company can operate independently of the CMS Concert Party.

THE PARTIES AGREE THAT:

1	Interpretation

1.1	Definitions

In this Agreement:

"A&B (HK)" means A&B (HK) Company Limited.

“A&B (HK) Director” has the meaning given to it by clause 4.1.

“A&B (HK) Initial Director” means Dr. Huaizheng Peng.

“Admission” means admission of the new Ordinary Shares being issued pursuant to the Capital Raising to trading on AIM.

“AIM” means the market of that name operated by the London Stock Exchange.

“AIM Rules” means the AIM Rules for Companies published by the London Stock Exchange in force at the date of this Agreement or, where the context requires, as amended, modified or reissued after the date of this Agreement.

“Applicable Laws” means Companies Act 2006, the Financial Services and Markets Act 2000, the AIM Rules, the Nomad Rules, the City Code on Takeovers and Mergers, the Market Abuse Regulation and the QCA Code.

“Articles” means the articles of association of the Company from time to time.

“Associated Undertakings” means, (1) in relation to a company, a subsidiary undertaking or parent undertaking of such company, any other company over which such company or any parent undertaking of such company has Control or any company whose board of directors are accustomed to act in accordance with the directions or instructions of the relevant company; and (2) in relation to any individual means that individual’s close relatives (as defined in the City Code on Takeovers and Mergers) and their associates (as detailed in the AIM Rules definition of a “related party” as applicable to persons).

“Board” means the board of directors of the Company or a duly authorised committee thereof.

“Business Day” means any day other than a Saturday, Sunday or public holiday in England.

“Capital Raising“ has the meaning given to it in the Recitals.

"CMS Concert Party Member" means each of the persons listed in the Schedule to this Agreement and together, the “CMS Concert Party".

"CMS" means CMS Medical Venture Investment (HK) Ltd.

“Control” means, in relation to any Undertaking, for the purposes of this Agreement only, the right directly or indirectly to (i) control the exercise of 50% or more of the Voting Rights or (ii) control (by way of the exercise of Voting Rights or otherwise) the appointment or removal of a majority of the board of directors of the relevant Undertaking.

“Directors” means the directors of the Company at the date of this Agreement or, where the context requires, in office from time to time.

“Effective Date” means the date of Admission.

“Group” means, in relation to a company, the company and its subsidiary undertakings from time to time, any parent undertaking of the company for the time being and any subsidiary undertakings of any such parent undertaking.

“Independent Director” means any person appointed as Director from time to time (other than the A&B (HK) Director) who is considered by the Board to be independent for the purposes of any corporate governance regime complied with by the Company and shall include the chair of the Board provided he or she was considered by the Board to be independent upon appointment.

“London Stock Exchange” means London Stock Exchange plc.

“Market Abuse Regulation” means the Market Abuse Regulation (EU 596/2014).

“Minimum Shareholding” means 10% of the voting rights attaching to the issued share capital of the Company.

“New A&B (HK) Appointee” has the meaning given to it in clause 4.3.

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“New Ordinary Shares” means the new ordinary shares of £0.00005 each in the capital of the Company to be issued pursuant to the Capital Raising.

“Nomad” means Panmure or such other nominated adviser appointed by the Company from time to time.

“Nomad Rules” means the AIM Rules for Nominated Advisers published by the London Stock Exchange in force from time to time.

“Ordinary Shares” means the Company’s ordinary shares of £0.00005, having the rights and being subject to the restrictions set out in the Articles as in force at the date of this Agreement.

“Previous A&B (HK) Appointee” has the meaning given to it in clause 4.3.

“QCA Code” means the Corporate Governance Code (2018) published by the Quoted Companies Alliance or such other corporate governance regime complied with by the Company.

“Takeover Code” means the City Code on Takeovers and Mergers.

“Undertaking” means a company, body corporate, or other economic enterprise carrying on a business (whether or not for profit).

“Voting Rights” means, in relation to any Undertaking the voting rights attaching to securities of the relevant Undertaking which are generally exercisable at meetings of shareholders of the relevant Undertaking.

1.2	Construction of certain references

In this Agreement:

(a)	words and phrases, the definitions of which are contained or referred to in the Companies Act 2006, shall be construed as having the meanings so attributed to them;

(b)	references to statutory provisions shall be construed as references to those provisions and all statutory instruments and other subordinate legislation made thereunder, as amended or re-enacted or as their application is modified by other provisions from time to time, and shall include references to any provisions of which they are re-enactments (whether with or without modification);

(c)	references to times, unless otherwise expressly stated, are references to London times;

(d)	references to “clauses” are references to clauses of this Agreement;

(e)	references to the singular shall include the plural and vice versa, and references to the any gender shall include any other gender;

(f)	headings are included for convenience only and shall be disregarded in its interpretation;

(g)	general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things, and the word “including” shall be construed without limitation; and

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(h)	“person” includes any individual, partnership, body corporate, corporation sole or aggregate, a state or agency of a state and any unincorporated association or organisation in each case whether or not having a separate legal personality.

2	Conditionality and duration

2.1	Condition

This Agreement and the obligations of the parties hereto, are conditional upon Admission occurring on or before 28 February 2019, or such later date as the Nomad and the Company may agree. If this condition is not satisfied by such date as specified or agreed this Agreement will automatically terminate and be of no further force or effect.

2.2	Duration

Subject to clause 2.1, this Agreement shall continue from the Effective Date until the earlier to occur of:

(a)	the Company ceasing to be admitted to trading on AIM or a recognised stock exchange; or

(b)	the CMS Concert Party and its Associated Undertakings ceasing to hold, in aggregate, the Minimum Shareholding and remaining below the Minimum Shareholding for a continuous period of 90 days, or

(c)	in respect of any CMS Concert Party Member, that person ceasing to hold any shares carrying voting rights in the capital of the Company,

whereupon this Agreement shall terminate automatically with immediate effect, in respect of the Contracting CMS Concert Party or any Contracting CMS Concert Party Member (as the case may be) without prejudice to any rights and obligations that have accrued under it prior to termination, or it is terminated in accordance with clause 2.3.

In the event that in the two year period following termination of this Agreement, the Company remains admitted to trading on AIM and the CMS Concert Party and its Associated Undertakings hold in excess of the Minimum Shareholding, then any Contracting CMS Concert Party Member who holds shares carrying voting rights in the capital of the Company shall enter into a new relationship agreement on substantially the same terms of this Agreement.

2.3	Termination

This Agreement shall also cease and determine with immediate effect and without any action on the part of any of the Parties hereto in the event that:

(a)	the Company passes a resolution for its winding up or a court of competent jurisdiction making an order for the Company’s winding up or dissolution;

(b)	an administration order is made in relation to the Company or the appointment of a receiver over, or an encumbrancer taking possession of or selling, an asset of the Company; or

(c)	the Company makes an arrangement or composition with its creditors generally or makes an application to a court of competent jurisdiction for protection from its creditors generally.

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Such termination will be without prejudice to any rights and obligations that have accrued under it prior to termination.

3	CMS Concert Party obligations

3.1	For the purpose of this Agreement, Mr Lam Kong hereby undertakes to the Company and the Nomad that he shall procure the prompt observance and performance by China Medical System Holdings Limited of all the obligations and undertakings imposed on China Medical System Holdings Limited hereunder as if it were a Contracting CMS Concert Party Member and references throughout this Agreement to a Contracting CMS Concert Party Member shall mean and be deemed to include Mr Lam Kong procuring such matter or obligation by China Medial System Holdings Limited under this Agreement.

3.2	Independence of the Company

During the term of this Agreement each Contracting CMS Concert Party Member severally undertakes to the Company and to the Nomad to procure (so far as it is able with respect to its Associated Undertakings) that:

(a)	it shall not take any action that is intended to prevent the Board from operating independently of the CMS Concert Party and its Associated Undertakings;

(b)	subject to clause 3.1(a), it will not take any action that would have the effect of preventing or might reasonably be expected to prevent any member of the Company’s Group from complying with its obligations under any of the Applicable Laws including, without limitation, AIM Rule 13;

(c)	any transactions and dealings between the Company and the CMS Concert Party or any of its Associated Undertakings are effected on arm’s length terms and on a normal commercial basis;

(d)	the CMS Concert Party and its Associated Undertakings will exercise their Voting Rights in the Company (if any) so as to ensure (so far as they are reasonably able) that:

(i)	the terms of this Agreement are implemented in full;

(ii)	the CMS Concert Party and its Associated Undertakings perform and comply with their obligations under this Agreement and the Articles;

(iii)	no variations are made to any provision of the Articles that it knows (or might reasonably expect) would be contrary to the terms of this Agreement or which it knows (or might reasonably expect) would otherwise have an impact on the Company’s ability to operate independently from the CMS Concert Party and any of its Associated Undertakings;

(iv)	the Board shall be at all times comprised of at least two Independent Directors; and

(v)	the composition of the Board and the audit, nomination and remuneration committees of the Board is in compliance with the corporate governance regime adopted by the Company from time to time.

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(e)	Without limitation to their obligations under clause 3.1(d):

(i)	neither the CMS Concert Party Members nor any of their Associated Undertakings will exercise any of their Voting Rights in the Company or be counted in any quorum at any meeting of the Company; and

(ii)	the A&B (HK) Director will not vote or be counted in any quorum at any meeting of the Board (or any committee thereof),

in each case, in relation to:

(A)	any actual or proposed transaction, agreement or arrangement between the Company and any member of the CMS Concert Party Group (including as to the amendment, enforcement or implementation of the same);

(B)	any matter in which any member of the CMS Concert Party Group or any Associated Undertaking thereof is interested; or

(C)	any decision by the Company concerning the enforcement of its rights under, and the operation of, this Agreement, or any revisions or amendments to this Agreement and it is acknowledged and agreed that such matters referred to in (A), (B) and (C) above shall (i) be dealt with on behalf of the Company by a committee of the Board comprising the Independent Directors and (ii) shall be assessed by the Nomad for the purposes of the AIM Rules in relation to Related Party Transactions (being Rule 13 of the AIM Rules as at the date of this Agreement) prior to any approval.

(f)	the CMS Concert Party Members and their Associated Undertakings will not undertake any activity in violation of the terms of this Agreement;

(g)	the CMS Concert Party Members and their Associated Undertakings will not seek to frustrate or prevent any takeover offer being made for the Company pursuant to the Takeover Code;

(h)	the CMS Concert Party Members and their Associated Undertakings will not exercise their Voting Rights to call a general meeting of the Company to propose a resolution to:

(i)	de-list the Company from AIM (unless such delisting is supported by a majority of the Company’s independent shareholders (as evidenced by the delivery of proxies or other written confirmation in relation to a proposed delisting) or in circumstances where such resolution is being proposed in connection with (i) an offer by a bona fide third party to acquire the entire issued share capital of the Company or (ii) a recommended offer by CMS and/or the CMS Concert Party Members and/or their Associated Undertakings to acquire the entire issued share capital of the Company (excluding any shares already held by CMS and/or the CMS Concert Party Members (and/or any of their Associated Undertakings));

(ii)	remove an Independent Director from the Board where a replacement director, acceptable to the Nomad, has not been identified and engaged subject only to their formal appointment.

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3.3	Reappointment of Independent Directors

At any annual general meeting of the Company, the CMS Concert Party Members and their Associated Undertakings undertake to exercise their Voting Rights in favour of a resolution for the routine reappointment of any Independent Director. A routine reappointment being where such reappointment is required to comply with the Articles, Applicable Laws or any corporate governance code applicable to the Company.

3.4	CMS Concert Party voting and other rights

(a)	Notwithstanding any other provision of this Agreement, the CMS Concert Party Members and their Associated Undertakings shall have the right to exercise their Voting Rights in respect of any proposed resolution to amend the Articles in circumstances where such amendments are not inconsistent with the terms of this Agreement.

(b)	Notwithstanding any other provision of this Agreement, nothing in this Agreement is intended to, or shall prevent CMS Concert Party Members or any of their Associated Undertakings from:

(i)	exercising the rights attaching to its or their Ordinary Shares as it or they see fit in its or their absolute discretion (save as expressly prohibited in this Agreement); or

(ii)	acquiring or disposing of any securities of the Company (save to the extent otherwise required by law or regulation).

3.5	Adjudication of Disputes

Any disputes between any CMS Concert Party Member and the Company relating to either the management of the Company, the operation of the Board of Directors or any transaction, agreement or arrangement referred to in clause 3.1(b) shall be passed to, and dealt with on behalf of the Company by, a committee comprising only of the Independent Directors following consultation with the Nomad. Notwithstanding this clause 3.5, such action shall not preclude any party from bringing a claim in accordance with clause 11.2.

3.6	Takeover Code

The CMS Concert Party acknowledge their position under the Takeover Code and in particular that the following matter which requires the prior consultation with and clearance of the Panel otherwise the relevant member of the CMS Concert Party may be required to make a general offer to all the remaining Shareholders of the Company to acquire their shares:-

(a)	the acquisition by a single member of the CMS Concert Party of an interest in shares in the Company (including by way of a transfer of such shares from another member of the CMS Concert Party) sufficient to increase that persons holding to 30 per cent. or more of the Company’s voting rights, or if he already holds more than 30 per cent. but less than 50 per cent. an acquisition which increases his shareholdings in the Company.

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4	Appointment of the A&B (HK) Director

4.1	A&B (HK) shall have the right to appoint one Director to the Board (the "A&B (HK) Director") for so long as (i) the Company's Ordinary Shares are admitted to trading on AIM; and/or (ii) A&B (HK) will only be entitled to exercise this right at any time when it holds as beneficial owner at least the Minimum Shareholding.

4.2	The Company shall procure that the A&B (HK) Initial Director shall be appointed as a non- executive Director conditional upon Admission in accordance with the terms of his letter of appointment in a form agreed with A&B (HK).

4.3	Substitution

Subject to clause 4.1, A&B (HK) may by notice given to the Company at any time request that a person (a "New A&B (HK) Appointee") be appointed as a non-executive Director in place of any person previously appointed as the A&B (HK) Director (a "Previous A&B (HK) Appointee"), subject to the Nomad being satisfied as to the suitability of such New A&B (HK) Appointee in accordance with the Nomad Rules (provided the Company's Ordinary Shares are at the relevant time admitted to trading on AIM) and, subject to A&B (HK) procuring the resignation of the Previous A&B (HK) Appointee (unless s/he shall have already ceased to hold office) without any compensation being payable by the Company to such Director in respect of such cessation of office and with a full waiver of all and any claims such director may have against the Company (excluding for the avoidance of doubt any accrued but unpaid fees and expenses which have not been reimbursed at the relevant time) and the Company shall thereupon procure that the New A&B (HK) Appointee is appointed as a non-executive Director and the New A&B (HK) Appointee will enter into an individual letter of appointment on substantially similar terms to the Previous A&B (HK) Appointee (or on such other terms as CMS and the Company may then agree following consultation with the Nomad).

4.4	Maintenance in office

The Company shall procure that (unless A&B (HK) otherwise requires) the A&B (HK) Director is proposed and recommended by the Board (subject to the Directors' fiduciary duties) for re-election at the first annual general meeting of the Company after his appointment and at each subsequent annual general meeting of the Company at which such Director becomes liable to retire by rotation.

4.5	Replacement appointee

In the event that the Previous A&B (HK) Appointee ceases to hold office due to a failure to be re-elected or has been removed as a Director at any general meeting, the New A&B (HK) Appointee shall be a person other than the Previous A&B (HK) Appointee.

4.6	Conflicts of interest

For the avoidance of doubt, the exercise by A&B (HK), CMS, any CMS Concert Party Member or their Associated Undertakings of their voting rights solely for the purpose of maintaining the level of their shareholding in the Company (expressed as a percentage of the nominal value of the ordinary (or other voting) share capital of the Company) shall not be considered to be a conflict of interest.

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5	Observer

For so long as A&B (HK) holds as beneficial owner at least the Minimum Shareholding, whether or not there is on A&B (HK) Director appointed to the Board, A&B (HK) may appoint (by notice in writing to the Company) an individual to attend meetings of the Board (an "Observer"). The Observer shall only be entitled to speak at any meetings of the Board if the A&B (HK) Director is not present and shall not be entitled to vote at any meetings of the Board. The Observer shall be provided with all notices and, subject to any legal or regulatory restrictions, Board materials as if he or she were a duly appointed A&B (HK) Director.

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6	Warranty

Each of the Company and each Contracting CMS Concert Party Member warrants to the other parties that it has all necessary power and authority to enter into and perform its obligations under this Agreement in accordance with its terms without any sanction or consent and that this Agreement when entered into will constitute a legally binding obligation on such party enforceable in accordance with its terms.

7	Confidentiality

7.1	The CMS Concert Party and the Company shall keep confidential, and shall procure that each of their directors, officers, employees and agents (as relevant) shall keep confidential, all Confidential Information (as defined in clause 6.2) and shall not disclose the same to any other person (other than to such of its directors, senior employees or advisers (as relevant) to the extent only that they strictly need to know the same for the proper performance of their duties and on the basis that they are to comply with this clause 5 which each relevant party shall use their best endeavours to procure) and each relevant party shall not make use of any Confidential Information for their own purposes, and this obligation shall continue without limit of time and notwithstanding the termination of this Agreement or any CMS Concert Party Member and its Associated Undertakings ceasing to hold any shares or other securities of the Company.

7.2	Definition of “Confidential Information”

For the purpose of this clause 6 “Confidential Information” means all information of whatever kind which either party may impart or cause to be imparted to the other party or to either of the other party’s directors, senior employees or advisers, or to CMS appointees to the Board, which is imparted on the understanding that it is to be kept confidential, or is imparted or otherwise obtained by any of such persons and is marked as being confidential, or however imparted or obtained, is of a nature which would be expected to be kept confidential or by its nature is “inside information” within the meaning of the Criminal Justice Act 1993, the Financial Services and Markets Act 2000 or the Market Abuse Regulation (“Inside Information”).

7.3	Exclusions

The obligation in clause 6.1 shall not apply in respect of any Confidential Information which:

(a)	is required to be disclosed by law;

(b)	is in the lawful possession of, or was lawfully furnished to any party (as applicable) by another person without any breach of any obligation of confidentiality; or

(c)	is for the time being in the public domain, otherwise than by any breach by CMS Concert Party Members or the Company or their respective directors, senior employees or advisers (as relevant).

7.4	Price sensitive information

To the extent that any of the Confidential Information is inside information (as defined in clause 6.2) each CMS Concert Party and the Company undertakes to bring that fact to the attention of any person to whom it may disclose the same to the extent permitted by this clause 6.

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7.5	Disclosure of information to A&B (HK) and any other member of the CMS Concert Party:

(a)	The A&B (HK) and any Observer Director shall be entitled to disclose information he or she receives from the Company to A&B (HK) and any member of the CMS Concert Party and any of their Associated Undertakings and any officer, employee or professional adviser of A&B (HK) and any member of the CMS Concert Party and any of their Associated Undertakings who strictly need to know such information for the purpose it is being disclosed (and in accordance with the confidentiality obligations) provided that a A&B (HK) Director or Observer may not disclose:-

(i)	sensitive and confidential information relating to the Company's negotiating position in relation to any contract, arrangement or transaction with any CMS Concert Party Member or any Associated Undertaking, the disclosure of which would be prejudicial to the Company's position or where to do so would be a breach of a bona fide confidentiality obligation owed by the Company or any subsidiary to a third party;

(ii)	Inside Information unless in compliance with the Market Abuse Regulation and other applicable laws and regulations. The CMS Concert Party acknowledges that such information may give rise to obligations on them under applicable law and regulations, including, without limitation, under the Market Abuse Regulation. The CMS Concert Party further acknowledges that for the purposes of the Market Abuse Regulation the A&B (HK) Director and Observer shall be placed on the Company's permanent insider list as prescribed by the Market Abuse Regulation.

(b)	The parties agree that the Board (acting without the A&B (HK) Director) may at any time serve on the A&B (HK) Director and the Observer a written notice requiring the A&B (HK) Director and the Observer to cease supplying specified information that is Inside Information to the CMS Concert Party (a "Stop Notice") in circumstances where the supply of such Inside Information to the CMS Concert Party (i) would be contrary to applicable law or regulation or (ii) relates to a matter affecting all shareholders of the Company and would therefore, in the opinion of the Board (acting without the A&B (HK) Director), be inappropriate. A&B (HK) shall instruct the A&B (HK) Director and the Observer to undertake to comply with this clause 6.5(b) and to comply with the relevant Stop Notice for so long as it is outstanding and has not been withdrawn in writing by the Board.

8	Waiver and Amendment

8.1	No waiver

No waiver of any term, provision or condition of this Agreement shall be effective unless such waiver is evidenced in writing and signed by the waiving party and then only in the instance and for the purpose of which it is given.

8.2	Effect of delay

No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

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8.3	Variation in writing

No variation to this Agreement shall be effective unless made in writing and signed by all the parties and unless any such variation is previously discussed with the Nomad.

9	General

9.1	Notices

(a)	Any notice (which term in this clause 8.1 shall include any other communication) required to be given under, or in connection with any matter contemplated by this Agreement, shall be in writing in the English language.

(b)	Subject to clause 8.1(d) any notice shall be addressed as provided in clause 8.1(c) and:

(i)	any such notice shall be delivered by hand or sent by fax transmission or pre-paid first class post and if delivered by email shall conclusively be deemed to have been received when the recipient, by an email sent to the email address for the sender stated in this clause 8 or by a notice delivered by another method in accordance with this clause 8, acknowledges having received that email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this clause 8, and if sent by post shall conclusively be deemed to have been received three (3) Business Days after posting; and

(ii)	if any deemed receipt under clause 8.1(b)(i) occurs before 9.00 a.m. on any Business Day, the notice shall be deemed to have been received at 9.00 a.m. on that day, and if deemed receipt occurs after 5.00 p.m. on any Business Day or on any day which is not a Business Day, the notice shall be deemed to have been received at 9.00 a.m. on the next Business Day.

(c)	The addresses and other details of the parties to this Agreement are:

The Company:

Address:	Its registered office from time to time

For the attention of:	Nick Robbins-Cherry, Chief Financial Officer

Email address:	nickrc@midatechpharma.com

CMS:

Address:	Its registered office from time to time

For the attention of:	Dr. Peng huaizheng

Email address:	huaizhengpeng@cms.net.cn

Panmure:

Address:	Its registered office from time to time

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For the attention of:	Freddy Crossley

Email address:	freddy.crossley@parmure.com

The other Contracting CMS Concert Party Members:

As per the Schedule.

(d)	Any party to this Agreement may notify the other parties of any change to the address or any of the other details specified in clause 7.1(c) provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given whichever is the later and provided also that any new address shall be in the United Kingdom.

9.2	Time of the essence

Subject to clause 7.3, any time, date or period referred to in this Agreement may be extended by mutual agreement between the parties but as regards any time, date or period as originally fixed or so extended, time shall be of the essence.

9.3	Rights cumulative and other matters

(a)	It is understood and agreed by the parties that monetary damages would not be a sufficient remedy for any breach of this Agreement and each party shall be entitled to seek injunctive relief and specific performance as a remedy for any such breach by the other.

(b)	The rights, powers and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers or remedies provided by law or otherwise.

(c)	Save as expressly provided in this Agreement, no failure to exercise nor any delay in the exercising, by any party to this Agreement, of any right, privilege or remedy under this Agreement shall impair or operate as a waiver thereof.

(d)	No single or partial exercise of any right power or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

(e)	No time or other indulgence granted, to, or release or compromise of the liability of, any party to this Agreement shall affect the liability of any other party to this Agreement.

(f)	Each party’s liability to the other howsoever arising under or in connection with this Agreement shall not extend to any special, indirect or consequential loss or damage whatsoever.

(g)	Any liability or obligation of any party that is accrued and is not performed in full as of the date of termination of this Agreement shall survive such termination until performed in full.

9.4	Entire Agreement

This Agreement (from the Effective Date) constitutes the whole agreement between the parties relating to its subject matter as at its date and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter.

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9.5	Contracts (Rights of Third Parties) Act 1999

No person who is not a party to this Agreement other than the Nomad from time to time shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

9.6	Other rights

The provisions of this Agreement are without prejudice to any liabilities which any of the parties may have under any law.

9.7	Invalidity

If any provision of this Agreement shall be held to be illegal or unenforceable, the enforceability of the remainder of this Agreement shall be unaffected.

9.8	Assignment

This Agreement is not assignable by any of the parties hereto.

9.9	Costs

Except as expressly provide in this Agreement, each party shall bear its own costs in relation to the preparation, negotiation and completion of this Agreement.

9.10	No partnership

Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity between the parties.

9.11	Further assurance

The parties shall from time to time (both during the term of this Agreement and after) do or procure to be done all such acts (including exercising all voting rights and powers (direct and indirect) available to it in relation to any person and/or the Company) and execute or procure the execution of all such documents and things as may be reasonably necessary to give effect to the provisions of this Agreement.

9.12	Overriding obligations

The obligations of the parties pursuant to this Agreement shall at all times be subject to the requirements of the Articles and all relevant legal and regulatory requirements and obligations of the parties, including under applicable companies legislation, the AIM Rules and the Market Abuse Regulation. Each party shall act in accordance with such requirements and no party shall be required to take any action in breach of such requirement or obligation.

10	Counterparts

10.1	Counterparts

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts shall together constitute one and the same document.

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10.2	Delivery of counterparts

Delivery of an executed signature page of a counterpart in Adobe Portable Document Format (PDF) sent by email shall take effect as delivery of an executed counterpart of this Agreement. If either method is adopted without prejudice to the validity of such agreement, each party shall provide the others with the original of such page as soon as reasonably practicable thereafter.

11	Law and Jurisdiction

11.1	English Law

This Agreement and all matters arising from it (including any dispute relating to the existence, validity, or termination of this Agreement or any contractual or non-contractual obligation) shall be governed by, and construed in accordance with, English law.

11.2	Arbitration

(a)	Any and all disputes, controversies and claims between the parties arising out of or in relation to this Agreement shall be amicably and promptly settled by negotiation and consultation among them. In the event that the parties are unable to settle such dispute, controversy or claim by negotiation and consultation within sixty (60) days, any party shall submit the dispute to arbitration in accordance with the terms of this clause 9.2. All arbitrations shall be conducted in London, or such other location as may be mutually agreed by the parties, and in accordance with the Rules of the London Court of International Arbitration (the “Rules”) as administered by the London Court of International Arbitration. All disputes submitted to arbitration shall be arbitrated in English. All decisions of the panel of arbitrators on any matter submitted for arbitration in accordance with this Agreement shall be final and binding on the parties. Damages for which a party may be liable shall include loss of property, out of pocket expenses and third party liability. The number of arbitrators shall be three and shall be appointed in accordance with the Rules.

(b)	The parties agree that information concerning or arising out of any arbitration, including information concerning any arbitration award, shall be used only for the purposes of the arbitration and be treated as confidential and not disclosed to any person other than a party without the prior consent in writing of all of the parties unless any of the exclusions specified in clause 5.3 applies or the disclosure is to a person intended to be called as a witness in the arbitration by the party disclosing the information, for the purpose of preparing the witness statement of such witness, provided that in any such case a written confidentiality undertaking has first been obtained from such person. The restrictions contained in this clause 9.2(B) shall survive the termination of this Agreement and shall continue without limit of time.

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SCHEDULE
The CMS Concert party members

	Name	Address

1.	Mr Lam Kong	8F, Block B, Majialong Chuangxin Building, 198 Daxin Road, Nanshan District, Shenzhen, Guangdong Province, the PRC

2.	A&B (HK) Company Limited	Unit A, 11/F, Chung Pont Commercial Building, 300 Hennessy Road, Wanchai, Hong Kong

3.	China Medical System Holdings Limited	Maples Corporate Services Limited PO Box 309 Ugland House Grand Cayman, KY1-1104 Cayman Islands

4.	China Medical Venture Investment (HK) Limited	Unit 2106, 21st Floor, Island Place Tower, 510 King's Road, North Point, Hong Kong.

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This Agreement is executed as a deed and is delivered and takes effect at the date written above.

Executed as a deed by
MIDATECH PHARMA PLC

acting by Craig Cook, a director, in the
presence of:

/s/ Nick Robbins-Cherry

Witness signature

Nick Robbins Cherry
Name

Accountant
Occupation

_______________________
Address

_______________________

_______________________

/s/ Craig Cook Director

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Executed as a deed by

PANMURE GORDON (UK) LIMITED

acting by Will Lyons, a director, in the
presence of:

/s/ Emma Earl

Witness signature

Emma Earl
Name

Corporate Financier
Occupation

_______________________
Address

_______________________

_______________________

/s/ Will Lyons Director

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Executed as a deed by

MR LAM KONG

in the presence of:

/s/ Aliciya Wu

Witness signature

Aliciya Wu
Name

Company Secretary
Occupation

_______________________

Address

_______________________

_______________________

/s/ Lam Kong

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Executed as a deed by A&B (HK)
COMPANY LIMITED

acting by MR. LAM KONG, a director,
in the presence of:

/s/ Aliciya Wu

Witness signature

Aliciya Wu
Name

Company Secretary
Occupation

_______________________
Address

_______________________

_______________________

/s/ Lam Kong Director

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Executed as a deed by

CHINA MEDICAL VENTURE
INVESTMENT (HK) LIMITED

acting by DR. HUAIZHENG PENG a
director, in the presence of:

/s/ Sally Mao

Witness signature

Sally Mao
Name

Accountant
Occupation

_______________________
Address

_______________________

_______________________

_______________________

/s/ Dr. Huaizheng Peng Director

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